Exhibit 23(j)

CONSENT OF INDEPENDENT AUDITORS

Seligman Global Fund Series, Inc.:

We consent to the use in Post-Effective Amendment No. 33 to Registration Statement No. 33-44186 on Form N-1A of our report dated December 13, 2002, appearing in the October 31, 2002 Annual Report to Shareholders, which is incorporated by reference in the Statement of Additional Information, which are incorporated by reference in the Prospectuses which are part of such Registration Statement, and to the references to us under the captions "General Information - Independent Auditors" in the Statement of Additional Information and "Financial Highlights" in the Prospectuses.


DELOITTE & TOUCHE LLP

New York, New York
February 24, 2003